Exhibit 99.1

Leafly Holdings, Inc. Reports Fourth Quarter and Full Year 2021 Financial Results

Q4 2021 delivered accelerated fourth quarter year over year revenue growth of 30%
Delivered full year 2021 revenue of $43.0 million, up 18% over full year 2020
Total Ending Retail Accounts grew to 5,265, up 44% over 2020

SEATTLE--(BUSINESS WIRE)-- March 29, 2022 --Leafly Holdings, Inc. (“Leafly” or “the Company”) (NASDAQ: LFLY), a leading online cannabis discovery marketplace and resource for cannabis consumers, today announced financial results for its fourth quarter and year, ended December 31, 2021.

“2021 was a record year for Leafly, and our success sets the foundation for long-term growth and expanded opportunity in this large and growing market. The investments we’ve made to date have delivered topline results, and have allowed us to increase penetration in targeted markets,” said Yoko Miyashita, CEO of Leafly. “Leafly is a marketplace that connects consumers with information, and licensed brands and retailers. With our recent influx of capital, we plan to expand the number of retailers and brands on Leafly, invest in market-leading tools that drive strong value for retailers and brands, and strengthen our consumer shopping experience with the best of our editorial and educational cannabis content.”

Fourth Quarter 2021 Financial Results

•Total revenue was $12.1 million, up 30% over Q4 2020
•Gross margin was 88%, up from 85% in Q4 2020
•Total operating expense was $15.1 million, up 71% over $8.9 million in Q4 2020, primarily reflecting increased costs associated with additional headcount and ramping of advertising and marketing spend
•Net loss was $5.1 million, compared to net loss of $1.0 million in Q4 2020
•Adjusted EBITDA loss was $4.1 million, compared to adjusted EBITDA loss of $0.7 million in Q4 2020

Full Year 2021 Financial Results

•Revenue was $43.0 million, up 18% over FY 2020
•Gross margin was 88%, up from 86% in FY 2020
•Total operating expense was $48.7 million, up 20% over $40.7 million in FY 2020, primarily reflecting increased sales and marketing expenses, up $6.5 million or 49% over FY 2020
•Net loss was $12.0 million, compared to net loss of $10.0 million in FY 2020

•Adjusted EBITDA loss was $9.4 million, compared to adjusted EBITDA loss of $7.9 million in FY 2020

Reconciliations of GAAP to non-GAAP financial measures have been provided in the tables included in this release.

“We are very pleased with our performance and look forward to expanding our large and growing market share,” said Suresh Krishnaswamy, CFO of Leafly. “The strength of our model allows us to scale and increase monetization. We will continue to take a disciplined approach and invest in top-line growth.”

Business Highlights

•On February 4, 2022, Leafly and Merida Merger Corp. I completed their business combination. The trading symbols of the combined company’s shares of common stock and warrants changed to LFLY and LFLYW, respectively, on Nasdaq on February 7, 2022.
•Through its convertible note financing in 2021, Leafly raised $31.5 million, and ended 2021 with cash and cash equivalents on the balance sheet of $28.6 million.
•The Company bolstered its executive leadership team with highly experienced hires including the Chief Financial Officer, General Counsel, SVP of Sales, and SVP of Engineering.
•Leafly continued to expand its thought leadership, publishing the widely-cited annual Leafly Jobs Report and introducing two new white papers: Seeds of Change, a look at social equity in cannabis; and the Leafly Harvest Report, which measured the value of legal cannabis crops across the United States. Data from the Jobs Report has driven home the economic importance of a legal and regulated cannabis industry, and has been cited extensively in national media and by elected officials in state and federal policy discussions.

Growth from Retailers

•Leafly ended the year with 5,265 retail accounts, a 44% increase over 2020, driven by continued adoption of Leafly by retailers in existing markets across North America. Increased retailer penetration fuels a competitive marketplace by driving greater product selection and price comparison shopping opportunities for its consumers.
•Retailer average revenue per account (“ARPA”) was $636, a decline of $99 from 2020, as Leafly strategically lowered entry subscription fees to accelerate retailer concentration in certain markets. This growing base of new retailers provides opportunity for greater monetization in the future as retailers adopt Leafly’s advertising products and online ordering capabilities.
•Advertising spend from retailers continued to grow, particularly in Leafly’s leading markets where it increased monetization through advertising add-ons. Revenue from retail accounts in 2021 was $33.6 million, up 14% over 2020. Revenue from retail accounts in Q4 2021 was $9.1 million, up 18% over Q4 2020, reflecting the increase of retailer subscriptions on Leafly’s platform as well as increased advertising spend from retailers in its most-competitive markets.
•Leafly launched platinum placement bidding, creating opportunities for retailers to compete for its top-performing advertising units and increase their reach across cannabis consumers.
•Leafly continues to expand B2B technology integrations to create a more efficient and seamless workflow between Leafly and its retailer partners, including point-of-sale and custom menu and order integrations. These integrations simplify the retailer onboarding process, automate the updating of menus directly on Leafly, and connect efficiently to in-store systems, all in an effort to reduce friction for retailers building their presence on Leafly.

Growth from Brands

•Revenue from brands in 2021 was $9.4 million, up 38% over full year 2020. Revenue in Q4 2021 from brands was $3.0 million, up 87% over Q4 2020.
•In June of 2021, Leafly re-launched its brands subscription listing product and nearly doubled the number of paying brand subscribers on the platform from 2020 to 2021.
•In Q4, Leafly introduced sponsored product ad units on Leafly menus, creating valuable activation opportunities that put brands in front of high-intent shoppers.

Consumer relevance and reach expands

•Average monthly active users (“MAUs”) were 10 million in 2021, and represented a normalization of traffic to Leafly’s properties compared to 11.5 million average MAUs in 2020, which was elevated due to the effects of the pandemic when shoppers turned to e-commerce solutions instead of in-store shopping.
•Leafly hit 10 million in all-time native app downloads and launched ordering capabilities in Leafly’s iOS app to make the consumer shopping experience more seamless.
•Leafly embedded a shopping experience into its world-renowned strains database, connecting consumers with the information they need and the retailers that offer the strains they want.

Financial Outlook

Today, Leafly is issuing annual guidance and given the timing of this release, providing an indication of its Q1 performance. Going forward, the Company does not plan to issue quarterly guidance. Based on current business trends and conditions, the financial outlook is expected to be as follows:

•For the full year 2022, Leafly expects revenue to be in the range of $53.0 million to $58.0 million, representing 29% growth over 2021 at the midpoint. We expect Adjusted EBITDA loss to be in the range of $31.0 million - $26.0 million.

As Leafly nears the end of the first quarter 2022, it anticipates revenue to be approximately $11.3 million for the quarter.

Leafly has not provided a quantitative reconciliation of forecasted GAAP net income (loss) to forecasted total Adjusted EBITDA within this communication because the Company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include, but are not limited to: depreciation and amortization expense from new assets; impairments of assets; changes in the valuation of any derivatives; the valuation of, and changes in, grants of equity-based compensation; gains or losses on modification or extinguishment of debt. These items, which could materially affect the computation of forward-looking GAAP net income (loss), are inherently uncertain and depend on various factors, many of which are outside of Leafly’s control. For more information regarding the non-GAAP financial measures discussed in this communication, please see “Non-GAAP Financial Measures” below.

Webcast and Conference Call Information

Leafly will host a conference call and webcast to discuss the results today, Tuesday, March 29, 2022 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). A live webcast of the call can be accessed from Leafly’s Investor Relations website at https://investor.leafly.com.

The live call may also be accessed via telephone at (844) 200-6205 toll-free domestically and at (929) 526-1599 internationally. Please reference conference ID: #526079. An archived version of the webcast will be available from the same website after the call.

About Leafly

Leafly helps millions of people discover cannabis each year. Our powerful tools help shoppers make informed purchasing decisions and empower cannabis businesses to attract and retain loyal customers through advertising and technology services. Learn more at Leafly.com or download the Leafly mobile app through Apple’s App Store or Google Play.

Key Performance Metrics

As a result of the continued evolution of our business and our transition to a public company, we eliminated one key metric and modified two others. We eliminated Order Enabled Retailers as a key metric because it is not a direct driver of our revenue growth nor a metric commonly shared across our industry. We modified the calculation of MAUs to include Leafly applications developed for use on a particular platform or device ("native apps"). The prior definition of MAUs was based on visitors to Leafly's websites only. We made this modification to improve period-to-period comparability of traffic to our platform as users move between our websites and native apps. We also modified the calculation of retailer average revenue per account ("ARPA") to include a numerator representing account-based retail revenue rather than product-based retail revenue, which we report for segment reporting purposes under our Retail segment. We made this change to better align the numerator of this metric with its denominator, which is the number of accounts. Our key metrics are discussed below.

These Key Performance Metrics are subject to further limitations as more fully described in Item 7. “Leafly’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Proxy Statement/Prospectus/Consent Solicitation Statement we filed with the SEC on December 21, 2021.

Definitions of Key Performance Metrics

Monthly active users
Monthly active users (“MAUs”) represents the total unique visitors to Leafly websites and native apps each month, which in turn represents the maximum potential unique visitors that could become a customer of a dispensary or brand listed on Leafly’s platform, within a given month.

Users (visitors) are considered active by initiating a session on at least one webpage or app. Each month’s MAUs is the total of unique visitors to Leafly during the specified month and includes both new visitors as well as those returning from the previous month. We count a unique user the first time an individual accesses one of our websites or native apps during a calendar month. If an individual accesses our websites using different web browsers within a given month, the first access by each such web browser is counted as a separate unique user. If an individual accesses more than one of our websites or native apps in a single month, the first access to each website or app is counted as a separate unique user since unique users are tracked separately for each domain and native app. The unique visitors are measured using Google Analytics for our web applications and Firebase for our native applications.

Ending retail accounts
Ending retail accounts is the number of paying retailer accounts with Leafly as of the last month of the respective period. Retail accounts can include more than one retailer.

Retailer average revenue per account
Retailer ARPA is calculated as monthly retail revenue, on an account basis, divided by the number of retail accounts that were active during that same month. An active account is one that had an active paying subscription with Leafly in the month. Leafly does not provide retailers with a free subscription offering.

Cautionary Statement Regarding Forward Looking Statements

This document contains certain forward-looking statements within the meaning of the federal securities laws , including statements regarding the services offered by Leafly and the markets in which Leafly operates, business strategies, performance metrics, industry environment, potential growth opportunities, and Leafly’s projected future results and financial outlook. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “forecast,” “opportunity,” “outlook,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions (including the negative versions of such words or expressions).

Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions as of the date of this release and, as a result, are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to the risks and uncertainties described in the “Risk Factors” section of the final proxy statement/prospectus/consent solicitation statement filed by Leafly (f/k/a Merida Merger Corp. I) with the SEC on December 10, 2021, the proxy statement/prospectus/consent solicitation supplement filed by Leafly with the SEC on December 22, 2021, the proxy statement/prospectus/consent solicitation supplement filed by Leafly with the SEC on January 18, 2022 and in the other documents filed by Leafly from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Leafly assumes no obligation and, except as required by law, does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Leafly does not give any assurance that it will achieve its expectations.

Media
Josh deBerge
josh.deberge@leafly.com
206-445-9387

Investors
Keenan Zopf
IR@leafly.com

Source: Leafly Holdings, Inc.

LEAFLY HOLDINGS, INC
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	December 31,
	2021	2020

ASSETS
Current assets
Cash and cash equivalents	$28,565	$4,818
Accounts receivable, net of allowance for doubtful accounts of $1,848 and $1,131, respectively	2,958	2,398
Deferred transaction costs	2,840	—
Prepaid expenses and other current assets	1,347	1,608
Restricted cash	130	116
Total current assets	35,840	8,940
Property and equipment, net	313	523
Total assets	$36,153	$9,463

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$3,048	$1,599
Accrued expenses and other current liabilities	8,325	3,565
Related party payables	—	645
Deferred revenue	1,975	1,585
Convertible promissory notes, net	31,377	—
Total current liabilities	44,725	7,394

Commitments and contingencies

Stockholders' equity (deficit)
Series A preferred stock	2	2
Common stock	8	8
Additional paid-in capital	61,188	59,805
Accumulated deficit	(69,770)	(57,746)
Total stockholders' equity (deficit)	(8,572)	2,069
Total liabilities and stockholders' equity (deficit)	$36,153	$9,463

LEAFLY HOLDINGS, INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenue	$12,077	$9,290	$43,036	$36,392
Cost of revenue	1,419	1,389	4,983	4,962
Gross profit	10,658	7,901	38,053	31,430
Operating expenses
Sales and marketing	6,492	3,346	19,640	13,189
Product development	3,991	2,936	13,896	14,485
General and administrative	4,657	2,584	15,142	13,052
Total operating expenses	15,140	8,866	48,678	40,726
Loss from operations	(4,482)	(965)	(10,625)	(9,296)
Interest expense, net	(651)	(9)	(1,349)	(637)
Other expense, net	(11)	(13)	(50)	(31)
Net loss	$(5,144)	$(987)	$(12,024)	$(9,964)

Basic and diluted loss per share	$(0.07)	$(0.01)	$(0.16)	$(0.13)
Weighted-average basic and diluted shares outstanding	76,266	75,364	75,791	76,431

LEAFLY HOLDINGS, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, except per share amounts)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities
Net loss	$(12,024)	$(9,964)
Adjustments:
Depreciation	253	312
Stock-based compensation expense	1,022	1,158
Bad debt expense	1,177	1,590
Noncash lease costs	230	248
Noncash interest expense associated with convertible debt	1,370	694
Other	44	308
Changes in operating assets and liabilities:
Accounts receivable	(1,802)	(2,138)
Other assets	(283)	87
Accounts payable	(397)	(3,327)
Accrued expenses	3,172	1,741
Deferred revenue	390	(501)
Net cash used in operating activities	(6,848)	(9,792)

Cash flows from investing activities
Purchase of property and equipment	(87)	(5)
Proceeds from sale of property and equipment	—	20
Net cash provided by (used in) investing activities	(87)	15

Cash flows from financing activities
Proceeds from exercise of stock options	334	97
Proceeds from convertible promissory notes	31,470	4,624
Proceeds from Series A preferred stock, net	—	3,490
Proceeds from related party payables	—	645
Transaction costs associated with business combination	(855)	—
Payments on related party payables	(253)	—
Net cash provided by financing activities	30,696	8,856

Net increase (decrease) in cash, cash equivalents, and restricted cash	23,761	(921)
Cash, cash equivalents, and restricted cash, beginning of period	4,934	5,855
Cash, cash equivalents, and restricted cash, end of period	$28,695	$4,934

Supplemental disclosure of non-cash financing activities
Conversion of promissory notes into Series A preferred stock, net	$—	$11,838
Transaction costs associated with business combination in accounts payable	$1,985	$—

LEAFLY HOLDINGS, INC
NON-GAAP FINANCIAL MEASURES
(in thousands, except per share amounts)

Earnings Before Interest, Taxes and Depreciation and Amortization (EBITDA) and Adjusted EBITDA
To provide investors with additional information regarding our financial results, we have disclosed EBITDA and Adjusted EBITDA, both of which are non-GAAP financial measures that we calculate as net loss before interest, taxes and depreciation and amortization expense in the case of EBITDA and further adjusted to exclude non-cash, unusual and/or infrequent costs in the case of Adjusted EBITDA. Below we have provided a reconciliation of net loss (the most directly comparable GAAP financial measure) to EBITDA and from EBITDA to Adjusted EBITDA.
We present EBITDA and Adjusted EBITDA because these metrics are a key measure used by our management to evaluate our operating performance, generate future operating plans, and make strategic decisions regarding the allocation of investment capacity. Accordingly, we believe that EBITDA and Adjusted EBITDA provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management.
EBITDA and Adjusted EBITDA have limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and both EBITDA and Adjusted EBITDA do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and
•EBITDA and Adjusted EBITDA do not reflect interest or tax payments that may represent a reduction in cash available to us.
Because of these limitations, you should consider EBITDA and Adjusted EBITDA alongside other financial performance measures, including net loss and our other GAAP results.
A reconciliation of net loss to non-GAAP EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net loss	$(5,144)	$(987)	$(12,024)	$(9,964)
Interest expense, net	651	9	1,349	637
Depreciation and amortization expense	58	72	253	312
EBITDA	(4,435)	(906)	(10,422)	(9,015)
Stock-based compensation	293	266	1,022	1,158
Adjusted EBITDA	$(4,142)	$(640)	$(9,400)	$(7,857)